Exhibit 5.1

650 Town Center Drive, 20th Floor Costa Mesa, California 92626-1925 Tel: +1.714.540.1235 Fax: +1.714.755.8290 www.lw.com

December 1, 2008 Peplin, Inc. 6475 Christie Avenue Emeryville, CA 94608	FIRM / AFFILIATE OFFICES
	Abu Dhabi Barcelona Brussels Chicago Doha Dubai Frankfurt Hamburg Hong Kong London Los Angeles Madrid Milan Moscow	Munich New Jersey New York Northern Virginia Orange County Paris Rome San Diego San Francisco Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

Re:	Peplin, Inc.: 6,221,947 shares of Common Stock

Ladies and Gentlemen:

We have acted as special counsel to Peplin Inc., a Delaware corporation (the “Company”), in connection with (i) the offer and resale of up 5,365,999 shares of the Company’s common stock, $0.001 par value (the “Common Stock”), which includes 3,980,259 shares of Common Stock (the “2008 Shares”), and 1,385,740 shares of Common Stock (the “Warrant Shares”), issuable upon exercise of outstanding warrants (the “Warrants”), and (ii) the issuance by us of 855,948 shares of Common Stock (the “Replacement Option Shares,” and together with the 2008 Shares and the Warrant Shares, the “Shares”) issuable upon exercise of the replacement options (the “Replacement Options”), issued pursuant to the Restructure Implementation Agreement, dated August 8, 2008, between the Company and Peplin Limited (the “Implementation Agreement”), and the related schemes of arrangement (the “Related Schemes”) under the Australian Corporations Act 2001. The Shares are included in a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on November 28, 2008 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. Except as otherwise stated herein, we are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”) and we express no opinion with respect to any other laws.

December 1, 2008

Subject to the foregoing and other matters set forth herein, it is our opinion that, as of the date hereof:

1.	The issue and sale of the 2008 Shares has been duly authorized by all necessary corporate action of the Company, and the 2008 Shares are validly issued, fully paid and nonassessable.

2.	When the Warrant Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchaser, and have been issued by the Company against payment therefor in the circumstances contemplated by the Warrants, the issuance of the Warrant Shares will have been duly authorized by all necessary corporate action of the Company, and the Warrant Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

3.	When the Replacement Option Shares have been duly registered on the books of the transfer agent and registrar in the name or on behalf of the respective recipient stockholder, and have been issued by the Company against payment thereof in the circumstances contemplated by the terms of the Replacement Options, the Replacement Option Shares will have been duly authorized by all necessary corporate action of the Company, and the Replacement Option Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP